AGREEMENT FOR SERVICES

       THIS AGREEMENT FOR SERVICES (the "AGREEMENT") is entered into this 29th day of June, 2003 (the "EFFECTIVE DATE"), by and between General Electric Company, acting through and on behalf of its GE Medical Systems business ("GEMS"), and Positron Corporation ("SERVICE PROVIDER").

       WHEREAS, GEMS and Service Provider have entered into both that certain Technology Purchase Agreement of even date herewith (the "PURCHASE AGREEMENT") whereby Service Provider assigned, sold, transferred and conveyed to GEMS all right, title and interest in and to certain Cardiac PET software and related technology and all intellectual property embodied therein (collectively, the "TECHNOLOGY");

       WHEREAS, GEMS desires to obtain from Service Provider certain services related to (a) Service Provider's effecting the transfer from Service Provider to GEMS of all portions of the Technology, including without limitation the intellectual property embodied therein, and (b) Service Provider's assisting GEMS in fully utilizing and exploiting the Technology, including without limitation by answering GEMS' questions and providing assistance to GEMS regarding the use and exploitation of the Technology (collectively, the "SERVICES"); and

       WHEREAS, Service Provider is willing to provide the Services under the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

       1. SERVICES. Service Provider will provide the Services, subject to GEMS' payment of the fees set forth in Section 2 herein, during the Term (as defined below) of this Agreement. The Services will include, without limitation, the following: Service Provider will execute and deliver such other documents, certificates, agreements and other writings and take such other commercially reasonable actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, including, without limitation, (a) assigning or procuring the assignment to GEMS of all Technology, (b) reasonably cooperating with GEMS and its Affiliates to contest any legal proceeding challenging the assignments and rights granted hereby or, at GEMS' sole expense, the validity of any intellectual property in any of the Technology (the "INTELLECTUAL PROPERTY"),
(c) upon GEMS' request, giving such oaths, executing (or causing its affiliates to execute) any additional instruments necessary (including assignments), and, to effectuate the assignments contemplated under the Purchase Agreement, filing same with the appropriate government entity (including, without limitation, the U.S. Patent and Trademark Office and the U.S. Copyright Office), and (d) reasonably cooperating with GEMS in any claim or suit GEMS or its affiliates brings against third parties, in order to enforce GEMS' rights in the Technology. GEMS and its affiliates may continue to conduct due diligence after the Effective Date of the Purchase Agreement to verify that the transferred Technology constitutes all of the software (other than software embedded in Service Provider's PET scanners that is not cardiac-specific) necessary to utilize the Technology as Service Provider utilized the same prior to the Effective Date, except for such technology and intellectual property rights as are commercially available. If GEMS or its affiliates reasonably conclude that the appropriate rights and/or assets have not been transferred, then any Technology and Intellectual Property, the addition of which would be necessary to have the Technology constitute all of the software (other than software embedded in Service Provider's PET scanners that is not cardiac-specific) necessary to utilize the Technology as Service Provider utilized the same prior to the Effective Date, except

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for such technology and intellectual property rights as are commercially available, will be added to the list of Technology or Intellectual Property, as applicable. If the relevant Technology or Intellectual Property is owned by an affiliate of Service Provider, then Service Provider agrees to cause such affiliate to effect the transfer of the relevant Technology or Intellectual Property to GEMS at no additional cost to GEMS. Any Technology and Intellectual Property that is subject to being added to the list of Technology or Intellectual Property under the Purchase Agreement will be deemed to have been included in such as of the Closing Date of the Purchase Agreement for purposes of the Purchase Agreement.

       2. FEES AND PAYMENT. As consideration for the Services provided by Service Provider under this Agreement, GEMS will pay to Service Provider $50,000 per each 3-month period during the Term of this Agreement (each such period hereinafter referred to as a "QUARTER"). GEMS will make payment of the first two Quarters' $50,000 (total of $100,000) within two business days of the Effective Date and will make payment of any subsequent Quarters during the Term in advance of such Quarter. Service Provider will be responsible for paying all sales, use, excise and other taxes, if any, that may be levied upon either party in connection with this Agreement, except for taxes based on GEMS' net income.

       3. TERM AND TERMINATION. The term of this Agreement will commence upon the Effective Date and, unless earlier terminated as provided herein, expire 6 Quarters (18 months) after the Effective Date (the period commencing on the Effective Date and ending upon the expiration or earlier termination of this Agreement hereinafter referred to as the "TERM"). GEMS may terminate this Agreement at any time after it has paid the fees for at least 4 Quarters upon providing at least 60 days' prior written notice to Service Provider.

       4.     REPRESENTATIONS, WARRANTIES AND COVENANTS.

              4.1 Service Provider covenants that it will at all times perform the Services in a professional and workmanlike manner in accordance with high industry standards.

              4.2 Other than as expressly stated in this Section, Service Provider provides all services "AS IS" and without any warranty of any kind. GEMS ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SERVICE PROVIDER HAS NOT MADE ANY REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, REGARDING THE SERVICES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

       5. CONFIDENTIALITY. "CONFIDENTIAL INFORMATION" means information communicated by one party to the other concerning technology, know-how, product development plans, business plans, pricing and customers, whether communicated verbally or in

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writing; HOWEVER, Confidential Information does not include any information that
(a) can be shown was already known to the receiving party at the time of disclosure, (b) is independently developed by the receiving party without any use of or reference to the disclosing party's information, (c) is provided to the receiving party by a third party without violation of the disclosing party's rights or (d) is already in or enters into the public domain by some action other than breach of this Agreement. Each party agrees to hold the other party's Confidential Information in strict confidence, not to disclose such Confidential Information except as authorized by the disclosing party and not to use such Confidential Information except as permitted hereunder. The prohibition on disclosure will not apply to the extent that Confidential Information is required to be disclosed as a matter of law or by order of a court, PROVIDED
THAT the receiving party uses reasonable efforts to provide the disclosing party with prior of such requirement and reasonably assists in obtaining a protective order therefor. Confidential Information of a party is and will remain the property of such party, notwithstanding any permissible disclosure under this Agreement.

       6.     GENERAL PROVISIONS.

       6.1 GOVERNING LAW. The parties expressly acknowledge that the laws of the state of New York, except its conflict of law rules, will govern this Agreement and any Dispute hereunder.

       6.2 ENTIRE AGREEMENT. This Agreement is the complete and exclusive statement of the terms of the contract between the parties. It may be modified only in writing signed by both parties. No prior proposals, statements, course of dealing or usage of the trade will be part of this Agreement.

       6.3 HEADINGS. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise effect the meaning of any part of this Agreement.

       6.4 WAIVER. Any waiver of a breach of this Agreement must be in writing and signed by the injured party. The failure of either party to enforce any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.

       6.5 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. However, if any one or more of the provisions shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

       6.6 ASSIGNMENT. This Agreement is personal to the parties and shall not be assignable by either party without the prior written consent of the other party. Notwithstanding the foregoing, GEMS may assign its rights and obligations under this Agreement without Service

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Provider's consent (a) to an affiliate of GEMS or (b) incident to the transfer of all or substantially all of its business. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

       6.7 RELATIONSHIP OF THE PARTIES. The relationship of the parties hereunder shall be that of independent contractors. Nothing in this Agreement shall be deemed to create a partnership, joint venture or similar relationship between the parties, and no party shall be deemed to be the agent of the other party.

       6.8 PUBLICITY. Service Provider shall not issue any press release, use any of GEMS' other products or its name in promotional activity, or otherwise publicly announce or comment on this Agreement, without GEMS' prior written consent.

       6.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      SERVICE PROVIDER:

                                      POSITRON CORPORATION,
                                      a Texas corporation

                                      By:   /s/ Gary H. Brooks
                                            -----------------------------------
                                      Name: Gary H. Brooks
                                            -----------------------------------
                                      Title: Chief Executive Officer
                                             ----------------------------------



                                      GEMS:

                                      GENERAL ELECTRIC COMPANY,
                                      a New York corporation

                                      By:    /s/ Peter Y. Solmssen
                                             -----------------------------------
                                      Name:  Peter Y. Solmssen
                                             -----------------------------------
                                      Title: Vice President
                                             -----------------------------------

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